Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES FIRST QUARTER 2007 RESULTS

RADNOR, PA (BusinessWire) May 2, 2007 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended March 31, 2007 and provided an update of full-year 2007 guidance.

Operational and financial results for the first quarter of 2007 included the following:

•

Sixth straight quarterly record for oil and gas production of 8.7 billion cubic feet of natural gas equivalent (Bcfe), or 97.0 million cubic feet of natural gas equivalent (MMcfe) per day, a 20 percent increase over the 7.3 Bcfe in the prior year quarter;

•	Operating income of $38.5 million, as compared to $48.7 million in the prior year quarter;

•	Net income of $4.4 million, or $0.23 per diluted share, as compared to $24.1 million, or $1.28 per diluted share, in the prior year quarter;

•

Adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $16.5 million, or $0.86 per diluted share, as compared to $21.7 million, or $1.15 per diluted share, in the prior year quarter; and

•	Operating cash flow, a non-GAAP measure, of $69.3 million, as compared to $62.5 million in the prior year quarter.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

In spite of the record quarterly oil and gas production, operating income for the quarter decreased due to lower oil and gas segment operating income and higher corporate expenses, partially offset by increased operating income from the coal and natural gas midstream segments. The oil and gas segment operating income decreased as the growth in production was more than offset by lower realized commodity prices and higher operating expenses.

The decrease in net income was primarily due to the effects of changes in the valuation of unrealized derivative positions and the decrease in operating income as discussed above, as well as increases in interest expense and minority interest.

Management Comment

A. James Dearlove, Penn Virginia President and CEO, said, “Our increased operating cash flow benefited from solid performance in our oil and gas operations, as well as in the coal royalty and natural gas midstream businesses of Penn Virginia Resource Partners, L.P. (NYSE: PVR). Our oil and natural gas production in the first quarter was at record levels and we believe that we are on track to meet full-year 2007 oil and gas production guidance.

“We spent approximately 30 percent of our 2007 oil and gas capital expenditures budget during the first quarter of 2007 and expect to see the benefit of that spending during upcoming quarters. We also expect to benefit from restored production in Appalachia now that we have resolved the water disposal issues that had been constraining horizontal coalbed methane (HCBM) production over the past year. In addition, the very strong results from the wells drilled recently in our south Louisiana Bayou Postillion prospect should make a significant contribution to future Gulf Coast production.

“In PVR’s coal royalty segment, first quarter production by lessees increased seven percent and the average coal royalty rate increased four percent to $3.02 per ton over the first quarter of 2006, despite a marked decline in spot prices and production in the coal industry, particularly in central Appalachia.

“PVR’s natural gas midstream segment experienced a 48 percent increase in gross midstream processing margin in the first quarter of 2007 as compared to the prior year period. The increase was due to a 32 percent increase in the gross midstream processing margin per thousand cubic feet (Mcf) of volume that was complemented by a 12 percent increase in system throughput volumes from the first quarter of 2006 to the first quarter of 2007.

“The value of our ownership stake in Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner of PVR, has increased by approximately 50 percent since its initial public offering (IPO) in December 2006. We believe the value to PVA of the general partner, inclusive of the incentive distribution rights (IDRs) and ownership of limited partner units, has become more-fully reflected in the market value of both PVG and PVA than it was prior to the IPO.

“We look forward to continued solid growth over the remainder of 2007 and believe that we have the proper strategies in place at each business segment and the financial strength to achieve that growth.”

Oil and Gas Segment Review

Oil and gas production grew 20 percent from 7.3 Bcfe in the first quarter of 2006 to a record 8.7 Bcfe in first quarter of 2007, the sixth straight quarterly record for oil and gas production by the Company. See today’s separate operational update news release for a more detailed discussion of first quarter 2007 drilling and production operations for the oil and gas business segment.

Oil and gas operating income for the first quarter of 2007 was $22.6 million, compared to $33.7 million in the first quarter of 2006. Total oil and gas revenues decreased by six percent from $65.7 million in the first quarter of 2006 to $62.0 million in the first quarter of 2007. The decrease in revenues was primarily attributable to a 22 percent decrease in the average realized sales price for natural gas in the first quarter of 2007, from $8.92 per Mcf in the prior year to $7.00 per Mcf in the first quarter of 2007.

Total oil and gas segment expenses increased 24 percent to $39.5 million, or $4.52 per thousand cubic feet of natural gas equivalent (Mcfe) produced, in the first quarter of 2007 from $32.1 million, or $4.62 per Mcfe produced, in the first quarter of 2006, as discussed below:

•

Operating expenses increased to $8.9 million, or $1.02 per Mcfe produced, in the first quarter of 2007 from $5.0 million, or $0.69 per Mcfe produced, in the first quarter of 2006. In addition to a general increase in oilfield service costs in all operating areas, the increase was due to the production increase, including new production from the Mid-Continent operations acquired in June 2006, and additional expenses in a number of operating areas related to compression, water disposal, and other maintenance.

•

Taxes other than income increased to $4.2 million, or $0.48 per Mcfe produced, in the first quarter of 2007 from $4.0 million, or $0.55 per Mcfe produced, in the prior year. The increase was primarily due to the production increase, partially offset by severance tax credits for production in the Cotton Valley and in Mississippi, as well as the decline in the realized sales price for natural gas.

•

General and administrative expense increased to $3.4 million, or $0.39 per Mcfe produced, in the first quarter of 2007 from $2.5 million, or $0.34 per Mcfe produced, in the prior year due primarily to the addition of a Mid-Continent regional office and staff in Tulsa, OK and an increase in staffing in both the Appalachia and Gulf Coast offices due to an expansion of operations across the oil and gas segment.

•

Exploration expense decreased to $5.1 million, or $0.58 per Mcfe produced, in the first quarter of 2007 from $7.9 million, or $1.08 per Mcfe produced, in the prior year due to greater exploratory drilling success in the first quarter of 2007 as compared to the previous year.

•

DD&A expense increased to $17.8 million, or $2.04 per Mcfe produced, in the first quarter of 2007 from $12.7 million, or $1.73 per Mcfe produced, in the prior year. The increase was primarily due to the production increase and higher average depletion rates.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Coal production by PVR’s lessees increased seven percent to 8.3 million tons in the first quarter of 2007 from 7.7 million tons in the prior year, primarily due to acquisitions. The 0.6 million ton increase was primarily attributable to higher lessee production in central Appalachia.

First quarter 2007 operating income in PVR’s coal segment was $17.9 million, or five percent higher than the $17.1 million in the prior year. Revenues increased 12 percent to $28.5 million in the first quarter of 2007 from $25.3 million in the prior year and coal royalty revenues increased 11 percent to $25.0 million in the first quarter of 2007 from $22.4 million in the prior year. The increases were due to the increase in coal production by PVR’s lessees and a four percent increase in the average coal royalty, from $2.90 per ton in the first quarter of 2006 to $3.02 per ton in the first quarter of 2007.

Expenses increased from $8.3 million in the first quarter of 2006 to $10.6 million in the first quarter of 2007, a 28 percent increase, primarily due to: (i) a $1.2 million increase in operating expense, largely as a result of the acquisition of a sub-leased property in May 2006; (ii) a $0.7 million increase in depreciation, depletion and amortization expense due to higher coal production by lessees; and (iii) a $0.4 million increase in general and administrative expense, largely related to acquisition activities.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

System throughput volumes at PVR’s gas processing plants and gathering systems increased 12 percent to 15.9 Bcf, or approximately 177 million cubic feet (MMcf) per day, in the first quarter of 2007, from the 14.2 Bcf, or approximately 158 MMcf per day, in the prior year. The increase was primarily due to higher average daily system throughput volumes resulting from the pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

First quarter 2007 operating income in PVR’s natural gas midstream segment was $4.4 million, or 267 percent higher than the $1.2 million in the prior year. The gross midstream processing margin increased 48 percent to $15.6 million, or $0.98 per Mcf, in the first quarter of 2007, from $10.5 million, or $0.74 per Mcf, in the prior year, mainly as a result of increased system throughput volumes, complemented by the 32 percent increase in gross midstream processing margin per Mcf.

Expenses, other than cost of gas purchased, increased from $10.0 million in the first quarter of 2006 to $11.5 million in the first quarter of 2007, primarily due to increased operating expenses associated with the increased system throughput volumes.

Partnership Distributions and Consolidated Financial Statements

As previously announced, on May 25, 2007 PVG will pay to unitholders of record as of May 11, 2007 a quarterly cash distribution covering the period January 1 through March 31, 2007, in the amount of $0.26 per unit, or an annualized rate of $1.04 per unit. This annualized distribution represents a $0.08 per unit increase over the annualized distribution of $0.96 per unit paid in the prior quarter.

PVA is the largest unitholder of PVG and reports its financial results on a consolidated basis with the financial results of PVG. Similarly, PVG owns PVR’s general partner, including the incentive distribution rights, is PVR’s largest limited partner unitholder, and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR, and derives its cash flow solely from cash distributions received from PVR.

As a result of PVG’s distribution increase, the Company will receive a cash distribution of $8.3 million in the second quarter of 2007.

Capital Resources and Impact of Derivatives

As of March 31, 2007, the Company had borrowed $274.0 million under its revolving credit facility compared to $221.0 million at December 31, 2006. The increase in borrowings was primarily due to funding the Company’s oil and gas capital expenditures in the first quarter of 2007. In April 2007, the Company amended its credit facility to increase commitments from $300 million to $400 million and to increase the borrowing base from $400 million to $450 million. PVR’s outstanding borrowings as of December 31, 2006 were $223.1 million, including $11.8 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. Due primarily to the higher weighted average level of outstanding borrowings during the first quarter of 2007, as compared to the first quarter of 2006, consolidated interest expense increased from $4.8 million in the first quarter of 2006 to $6.7 million in the first quarter of 2007.

The Company reported a derivative loss of $16.7 million the first quarter of 2007 as compared to a gain of $0.4 million for the same period of 2006. The reported derivatives loss was primarily due to the unrealized change in the fair value on a “mark-to-market” basis of open natural gas hedging positions, which was caused by higher natural gas futures market prices as of March 31, 2007 relative to year-end 2006. Cash settlements of derivatives during the first quarter of 2007 resulted in net cash receipts of $3.5 million, or $6.3 million higher than $2.8 million of net cash payments for derivatives in the prior year period. See the Guidance Table included in this release for detail of our derivative positions as of March 31, 2007.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for full-year 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

2007 First Quarter Financial Results Conference Call

A conference call and webcast, during which management will discuss first quarter 2007 results for PVA, is scheduled for Thursday, May 3, 2007 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until May 17, 2007 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #237707. An on-demand replay of the conference call will be available at the Company’s website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the Appalachian Basin, the Cotton Valley play in east Texas, the Selma Chalk play in Mississippi, the Mid-Continent region and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information about the Company, please visit the Company’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the cost of finding and successfully developing oil and gas reserves; PVA’s ability to acquire new oil and gas reserves and the price for which such reserves can be acquired; energy prices generally and specifically, the price of crude oil, natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for crude oil, natural gas, NGLs and coal; the projected demand for crude oil, natural gas, NGLs and coal; the projected supply of crude oil, natural gas, NGLs and coal; PVA’s ability to obtain adequate pipeline transportation capacity for its oil and gas production; non-performance by third party operators in wells in which PVA owns an interest; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of PVA’s oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves; PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; hazards or operating risks incidental to PVA’s business and to PVR’s coal or midstream business; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms and to integrate effectively these new operations; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply for its midstream business; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves; PVR’s exposure to the credit risk of its coal lessees and midstream customers; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required drilling rigs, materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVA’s oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVA and by PVR or PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s coal lessees and midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; and changes in financial market conditions.

Additional information concerning these and other factors can be found in PVA’s press releases and public periodic filings with the Securities and Exchange Commission, including PVA’s Annual Report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine PVA’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended March 31,
	2007	2006
Production
Natural gas (MMcf)	8,084	6,750
Oil and condensate (MBbls)	107	91
Total oil, condensate and natural gas production (MMcfe)	8,726	7,296
Coal royalty tons (thousands)	8,284	7,720
Throughput volumes (MMcf)	15,900	14,200
Prices and margin
Natural gas ($/Mcf)	$7.00	$8.92
Oil and condensate ($/Bbl)	$47.70	$52.65
Coal royalties ($/ton)	$3.02	$2.90
Gross midstream processing margin (in thousands)	$15,587	$10,530

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues
Natural gas	$56,619	$60,210
Oil and condensate	5,104	4,791
Natural gas midstream	95,318	109,181
Coal royalties	25,000	22,422
Other	4,229	4,303

Total revenues	186,270	200,907

Expenses
Cost of midstream gas purchased	79,731	98,651
Operating	14,433	8,478
Exploration	5,070	7,891
Taxes other than income	5,376	4,965
General and administrative	15,051	10,675
Depreciation, depletion and amortization	28,070	21,581

Total expenses	147,731	152,241

Operating income	38,539	48,666
Other income (expense)
Interest expense	(6,727)	(4,788)
Derivatives	(16,721)	(158)
Other	1,416	396

Income before minority interest and income taxes	16,507	44,116
Minority interest	9,296	4,889
Income tax expense	2,808	15,119

Net income	$4,403	$24,108

Per share data
Net income per share, basic	$0.23	$1.29

Net income per share, diluted	$0.23	$1.28

Weighted average shares outstanding, basic	18,797	18,652
Weighted average shares outstanding, diluted	19,158	18,873

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets	$186,733	$192,383
Net property and equipment	1,431,943	1,358,383
Equity investments	25,588	25,355
Goodwill and intangibles, net	39,603	40,763
Other assets	14,945	16,265

Total assets	$1,698,812	$1,633,149

Liabilities and Shareholders’ Equity
Current liabilities	$176,817	$172,690
Long-term debt	274,000	221,000
Long-term debt of Penn Virginia Resource Partners, L.P.	211,248	207,214
Other liabilities and deferred taxes	214,249	211,448
Minority interest	438,558	438,372
Shareholders’ equity	383,940	382,425

Total liabilities and shareholders’ equity	$1,698,812	$1,633,149

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31,
	2007	2006
Operating Activities
Net income	$4,403	$24,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	28,070	21,581
Commodity derivative contracts:
Total derivative losses	17,142	1,179
Cash settlements of derivatives	3,512	(3,329)
Minority interest	9,296	4,889
Deferred income taxes	1,965	8,882
Dry hole and unproved leasehold expense	4,386	4,375
Other	526	848

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	69,300	62,533
Changes in operating assets and liabilities	(4,359)	3,162

Net cash provided by operating activities	64,941	65,695

Investing Activities
Proceeds from sale of property and equipment	47	1,228
Additions to property and equipment	(104,771)	(46,781)
Acquisitions, net of cash acquired	(3,835)	(6,245)

Net cash used in investing activities	(108,559)	(51,798)

Financing Activities
Dividends paid	(2,116)	(2,094)
Distributions paid to minority interest holders	(11,020)	(9,144)
Proceeds from issuance of partners’ capital	860	—
Net proceeds from (repayments of) PVA borrowings	53,000	(12,000)
Net proceeds from (repayments of) PVR borrowings	5,000	(3,300)
Other	83	720

Net cash provided by (used in) financing activities	45,807	(25,818)

Net increase (decrease) in cash and cash equivalents	2,189	(11,921)
Cash and cash equivalents-beginning balance	20,338	25,913

Cash and cash equivalents-ending balance	$22,527	$13,992

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in millions except where noted)

	Oil and Gas			Natural Gas
	Amount	(per Mcfe) *	Coal	Midstream	Other	Consolidated
Three Months Ended March 31, 2007
Production
Oil, condensate and gas (MMcfe)	8,726
Natural gas (MMcf)	8,084	$7.00
Crude oil and condensate (MBbls)	107	$47.70
Coal royalty tons (thousands of tons)			8,284
Throughput volumes (MMcf)				15,900
Revenues
Natural gas	$56,619	$7.00	$—	$—	$—	$56,619
Oil and condensate	5,104	47.70	—	—	—	5,104
Natural gas midstream	—	—	—	95,318	—	95,318
Coal royalties	—	—	25,000	—	—	25,000
Other	312	—	3,484	398	35	4,229

Total revenues	62,035	7.11	28,484	95,716	35	186,270

Expenses
Cost of midstream gas purchased	—	—	—	79,731	—	79,731
Operating	8,919	1.02	2,155	3,359	—	14,433
Exploration	5,070	0.58	—	—	—	5,070
Taxes other than income	4,223	0.48	323	520	310	5,376
General and administrative	3,400	0.39	2,616	3,023	6,012	15,051
Depreciation, depletion and amortization	17,844	2.04	5,490	4,643	93	28,070

Total expenses	39,456	4.52	10,584	91,276	6,415	147,731

Operating Income	$22,579	$2.59	$17,900	$4,440	$(6,380)	$38,539

Additions to property and equipment and acquisitions, net of cash acquired	$99,725		$1,336	$6,005	$1,540	$108,606

	Oil and Gas			Natural Gas
	Amount	(per Mcfe) *	Coal	Midstream	Other	Consolidated
Three Months Ended March 31, 2006
Production
Oil, condensate and gas (MMcfe)	7,296
Natural gas (MMcf)	6,750	$8.92
Crude oil and condensate (MBbls)	91	$52.65
Coal royalty tons (thousands of tons)			7,720
Throughput volumes (MMcf)				14,200
Revenues
Natural gas	$60,210	$8.92	$—	$—	$—	$60,210
Oil and condensate	4,791	52.65	—	—	—	4,791
Natural gas midstream	—		—	109,181	—	109,181
Coal royalties	—		22,422	—	—	22,422
Other	740		2,906	655	2	4,303

Total revenues	65,741	9.01	25,328	109,836	2	200,907

Expenses
Cost of midstream gas purchased	—	—	—	98,651	—	98,651
Operating	5,000	0.69	969	2,509	—	8,478
Exploration	7,891	1.08	—	—	—	7,891
Taxes other than income	4,030	0.55	310	388	237	4,965
General and administrative	2,484	0.34	2,230	3,040	2,921	10,675
Depreciation, depletion and amortization	12,653	1.73	4,752	4,069	107	21,581

Total expenses	32,058	4.39	8,261	108,657	3,265	152,241

Operating Income	$33,683	$4.62	$17,067	$1,179	$(3,263)	$48,666

Additions to property and equipment and acquisitions, net of cash acquired	$44,152		$6,004	$2,561	$309	$53,026

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2007	2006
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$64,941	$65,695
Adjustments:
Changes in operating assets and liabilities	4,359	(3,162)

Operating cash flow (see Note 1 below)	$69,300	$62,533

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$104,771	$46,781
Acquisitions, net of cash acquired	3,835	6,245
Seismic expenditures	866	2,411
Delay rentals and other expenditures	72	1,107
Acquisition of assets and liabilities other than property or equipment	(377)	—
Change in accrued capital expenditures	(1,966)	(1,198)
Less: Capitalized interest	(979)	(390)

Capital expenditures (see Note 2 below)	$106,222	$54,956

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$4,403	$24,108
Adjustments for derivatives:
Derivative losses included in operating income	421	1,021
Derivative losses included in other income	16,721	158
Cash settlements of derivatives for period	3,512	(3,329)
Impact of adjustments on minority interest	(802)	(1,729)
Impact of adjustments on income tax expense	(7,730)	1,495

Net income as adjusted (see Note 3 below)	$16,525	$21,724

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because the Company believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). The Company believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, or a measure of liquidity or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, seismic expenditures, delay rentals and other expenditures, change in accrued capital expenditures minus capitalized interest. The Company believes capital expenditures provide useful information regarding the Company's capital program as a supplement to cash additions to property and equipment.

Note 3 - Net income as adjusted represents net income excluding any gains or losses on derivatives, adjusted for any cash settlements received (paid) and adjusted for related minority interest and income taxes. The Company believes “net income as adjusted” provides a useful measure which excludes the impact of mark-to-market accounting.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2007.

	Actual	Guidance
	First Quarter 2007	Full Year 2007
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	8.1	34.1	-	35.5
Crude oil and condensate (Mbbl) - See Note b	107	480	-	500
Equivalent production (Bcfe)	8.7	37.0	-	38.5
Equivalent daily production (MMcfe)	97.0	101.3	-	105.5
Expenses:
Operating expenses	$16.5	68.0	-	72.0
Exploration	$5.1	30.0	-	33.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.04	2.00	-	2.10
Capital Expenditures:
Development drilling	$69.4	230.0	-	250.0
Exploratory drilling	$19.2	45.0	-	50.0
Pipeline, gathering, facilities	$4.9	25.0	-	30.0
Seismic	$0.9	4.0	-	5.0
Lease acquisition, field projects and other	$2.2	16.0	-	20.0
Total Oil & Gas Capital Expenditures	$96.6	320.0	-	355.0
Coal Segment (PVR):
Coal royalty tons (millions)	8.3	31.0	-	33.0
Revenues:
Average royalty per ton	$3.02	2.85	-	2.95
Other	$3.5	13.0	-	15.0
Expenses:
Operating expenses	$5.1	18.0	-	20.0
Depreciation, depletion and amortization	$5.5	20.5	-	22.0
Capital Expenditures:
Expansion and acquisitions	$0.4	3.5	-	4.5
Maintenance capital expenditures	$0.1	0.1	-	0.2
Total Coal Capital Expenditures	$0.5	3.6	-	4.7
Natural Gas Midstream Segment (PVR):
Throughput volumes (MMcf per day) - see Note c	177	180	-	190
Expenses:
Operating expenses	$6.9	27.0	-	29.0
Depreciation, depletion and amortization	$4.6	17.5	-	18.5
Capital Expenditures:
Expansion and acquisitions	$5.7	38.0	-	40.0
Maintenance capital expenditures	$1.9	12.0	-	14.0
Total Midstream Capital Expenditures	$7.6	50.0	-	54.0
Corporate and Other:
General and administrative expense - PVA - see Note d	$5.3	18.0	-	19.0
General and administrative expense - PVG - see Note d	$0.8	2.5	-	3.0
Interest expense:
PVA average long-term debt outstanding	$242.0	280.0	-	300.0
PVA interest rate	6.5%	6.8%	-	7.2%
Percentage capitalized - see Note e	25%	30%	-	40%
PVR average long-term debt outstanding	$221.8	220.0	-	230.0
PVR interest rate assumed	6.2%	6.8%	-	7.2%
Minority interest in PVG & PVR - see Note f	$9.3	see Note f
Income tax rate - see Note g	39%		40%
Other capital expenditures	$1.5	6.0	-	8.0

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes that follow.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The oil and gas segment’s natural gas derivative positions as of March 31, 2007, are summarized below:

	Average		Weighted Average Price per MMBtu
	MMBtu		Collars
	Per Day	Additional Put	Floor	Ceiling
Second Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	33,000	$5.00	$7.55	$9.05
Third Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	33,000	$5.00	$7.55	$9.05
Fourth Quarter 2007
Costless collar	11,685		$8.28	$15.78
Three-way collar	26,370	$5.25	$7.81	$11.14
First Quarter 2008
Costless collar	10,000		$9.00	$17.95
Three-way collar	22,500	$5.44	$8.00	$12.64
Second Quarter 2008
Three-way collar	22,500	$5.00	$7.11	$9.09
Third Quarter 2008
Three-way collar	22,500	$5.00	$7.11	$9.09
Fourth Quarter 2008
Three-way collar	15,870	$5.21	$7.58	$10.73

The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any.

b -	The oil and gas segment’s oil derivative positions as of March 31, 2007, are summarized below:

	Average	Weighted Average Price per Bbl
	Bbbls	Collars
	Per Day	Floor	Ceiling
Second Quarter 2007 through Fourth Quarter 2007
Costless collar	200	$60.00	$72.20
Swap	300	$69.00

c -	The natural gas midstream segment’s derivative positions as of March 31, 2007, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps (revenue)	(in gallons	)	(per gallon	)
Second Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700
Propane Swaps (revenue)	(in gallons	)	(per gallon	)
Second Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175
Natural Gasoline Swaps (revenue)	(in gallons	)	(per gallon	)
Second Quarter 2007 through Fourth Quarter 2007	23,520		$1.2650
Crude Oil Swaps (revenue)	(in barrels	)	(per barrel	)
Second Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27
Crude Oil Swaps (cost of gas purchased)	(in barrels	)	(per barrel	)
Second Quarter 2007 through Fourth Quarter 2007	560		$57.12
Natural Gas Swaps (cost of gas purchased)	(in MMBtu	)	(per MMBtu	)
Second Quarter 2007 through Fourth Quarter 2007	4,000		$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97

Management estimates that reflective of the above derivative positions, for every $1.00 per MMBtu decrease or increase in natural gas prices, forecasted natural gas midstream gross processing margin and operating income from May through December 2007 would increase or decrease, respectively, by approximately $8.1 million. This assumes oil and other liquids prices and inlet volumes remain constant at mid-April NYMEX futures or forecasted levels. In addition, management also estimates that reflective of the above derivative positions, for every $5.00 per barrel increase or decrease in the oil prices, forecasted natural gas midstream gross processing margin and operating income from May through December 2007 would increase or decrease, respectively, by approximately $7.8 million. This assumes natural gas prices and inlet volumes remain constant at mid-April NYMEX futures or forecasted levels. The estimates also assume plant operating conditions do not change.

d -	First quarter 2007 results and full-year 2007 guidance reflects increased incentive compensation costs in general and administrative expense.

e -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f -	Penn Virginia controls the general partner of Penn Virginia GP Holdings, L.P. (“PVG”) and owns an 82 percent limited partner interest in PVG. PVG’s operating results are included in Penn Virginia’s consolidated financial statements, and minority interest reflects the 18 percent of PVG owned by parties other than Penn Virginia.

g -	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.